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Exhibit 12.1

TYCO ELECTRONICS LTD.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)

	For the Quarters Ended
			Fiscal
	December 28, 2007	December 29, 2006
			2007	2006	2005	2004	2003
	($ in millions)
Earnings:
Income from continuing operations before income taxes, minority interest, and cumulative effect of accounting changes	$1,030	$349	$356	$1,240	$1,393	$1,206	$97
Fixed charges	66	74	289	313	360	411	491

	$1,096	$423	$645	$1,553	$1,753	$1,617	$588

Fixed Charges:
Interest expense before capitalized interest	$50	$60	$231	$257	$296	$347	$413
Rentals	16	14	58	56	64	64	78

	$66	$74	$289	$313	$360	$411	$491

Ratio of Earnings to Fixed Charges	16.61	5.72	2.23	4.96	4.87	3.93	1.20

(1)
The ratio of earnings to fixed charges is computed by dividing the sum of earnings before income taxes, minority interest, and cumulative effect of accounting changes and fixed charges by fixed charges. Fixed charges represent interest expense, amortization of debt premiums and discounts, capitalized expenses related to indebtedness, and an appropriate interest factor on operating leases.

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  Exhibit 12.1
TYCO ELECTRONICS LTD. COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)